EXIBIT 10.3

LICENSE AND SERVICES AGREEMENT

This License and Services Agreement (the “Agreement”) is made as of the 6th day of August, 2015 (“Effective Date”),  by and between Community Blood Center (d/b/a Community Tissue Services), an Ohio Corporation, as Licensor (the “Licensor”), and AxoGen Corporation, a Delaware Corporation as Licensee (the “Licensee”).

WITNESSETH:

WHEREAS:

1.         Licensor owns the real property in that certain building located at 349 South Main Street, Dayton, Ohio 45402 (the “Premises”);

2.         Licensor currently occupies all or a portion of the Premises;

3.         Licensor desires to license to Licensee, and Licensee desires to license and use, a portion of the Premises designated for the purpose of conducting tissue processing, other laboratory related activities, business activity related thereto, storage, shipping and receiving of products and materials and related activities. The configuration of the Premises is shown on Exhibit A, attached hereto and made a part hereof by reference;

4.         Licensor desires to conduct support services for Licensee and Licensee desires to have Licensor conduct such support services;

5.         Licensee desires for Licensor to become Licensee’s next nerve recovery agency;  and

6.         Licensor and Licensee are willing to enter into such license and, engage Licensor to perform such support services under the terms, covenants and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein the parties, intending to be legally bound, hereby agree as follows:

Article I.DEFINITIONS

Section 1.01      The following terms used herein shall have the meaning set forth in the corresponding section set forth in the table below:

Defined Term	Section
Agreement	Preamble
Clean Room(s)	2.01
Common Space	2.01
Confidential Information	9.01
Dedicated Space	2.01
Deposit	7.01
Effective Date	Preamble
Equipment	3.03
Executive Officers	13.05
Fees	7.01
Licensed Space	2.01
License	2.01
Licensee	Preamble
License Fee	7.01

Licensor	Preamble
Licensor’s FF&E	4.02
Licensor Claimed Space	2.03
Losses	11.02
Occupancy Date	6.01
Office Space	2.01
Option	2.03
Option Space	2.03
Premises	Recitals
Processing	3.01
Product	3.01
Project Intellectual Property	8.01
Regulatory Approval	6.02
Reserved Space	2.03
SOPs	2.04
Support Services	4.01
Support Services Fee	7.01
Term	12.01
Third Party Claims	11.02
Warehouse Space	2.01

Article II.Grant of License

Section 2.01      Grant of License.    Licensor does hereby grant to Licensee upon the terms and conditions of this Agreement an irrevocable license (the “License”), except as otherwise expressly set forth herein, to occupy exclusively the two (2) clean rooms (each a “Clean Room” and collectively, the “Clean Rooms”), the two (2) offices/work areas (“Office Space”) and the storage space (“Warehouse Space”) specifically identified in Exhibit A (collectively, the Clean Rooms, Office Space and Warehouse Space, referred to herein as the “Dedicated Space”), together with a non-exclusive right in common with the Licensor and Licensor’s invitees and other licensees at the Premises to access and use the main lobby, necessary hallways, shared rest rooms, shared parking areas, and the conference room adjacent to the Clean Rooms (which conference room will be shared space but when not required by Licensor or its invitees or licensees may be used by Licensee’s employees to use as additional work space), shared copier/scanner room, elevators, stairs and ingress and egress points (the “Common Space”, and collectively with the Dedicated Space, the “Licensed Space”).

Section 2.02      Licensor Equipment.  The foregoing License grant contained in this Agreement provides Licensee with  the exclusive use of the Licensor’s equipment, furniture and other property located in the Dedicated Space and, subject to the SOPs, non-exclusive use of the equipment, furniture and other property located in the Common Space, each as described on Schedule I attached hereto.

Section 2.03      Option.  During the Term, Licensor hereby grants to Licensee the exclusive first right and option (even to Licensor) (“Option”) to add to the Licensed Space additional clean rooms, office space and warehouse space at the Premises on the same floor as the Licensed Space (such rooms and space are specifically identified in Exhibit A; the portion thereof that at any time has not been added to the Licensed Space or has become Licensor Claimed Space as provided below, is referred to as the “Option Space”).  The Option is not limited to a single exercise, but may be exercised multiple times during the Term, subject to the restrictions provided in this Section 2.03.

(a)  In the event Licensor at any time during the Term desires to use any of the Option Space excluding the Reserved Space, directly or indirectly, Licensor will notify Licensee which notice shall contain a description of the scope and intended use.  Licensee will have thirty (30) days from receipt of

Licensor’s notice to exercise the Option for such rooms and space as described in Licensor’s notice (the “Licensor Claimed Space”) by providing written notice of exercise to Licensor.  If Licensee exercises the Option under the circumstances described in this Section 2.03(a), it must be for all of the Licensor Claimed Space.  If Licensee fails to so timely exercise the Option, then the Option will lapse relative to the Licensor Claimed Space as long as use of the rooms and space as described in Licensor’s notice commences within ninety (90) days after Licensor’s notice.  Notwithstanding the foregoing, Licensor will not provide a notice to Licensee under this provision within the first 18 months of this Agreement.  “Reserved Space” will mean at any time that Licensor desires to use any of the Option Space, such number of clean rooms then existing within the Option Space as required to provide additional square footage of clean room space equal to fifty percent (50%) of the aggregate clean room space then included in the Licensed Space, up to a maximum of all clean rooms remaining in the Option Space (i.e., there shall not be any obligation for Licensor to create any more clean rooms).

(b)  If Licensee exercises the Option, the fees associated with such additional space are set forth on Schedule II.

(c)  If Licensee exercises the Option at any time Licensor shall provide to Licensee such additional space within 90 days of Licensee’s written exercise.  Upon exercise of such Option, such additional space shall be included in the definition of “Licensed Space” and shall be subject to the terms and conditions set forth in this Agreement,  provided, however, that upon 30 days’ notice Licensee may terminate its use of this additional space, such termination having no effect on any other terms of this Agreement.

(d)  The parties will meet within 30 days prior to 18 months from the date of this Agreement, and every 6 months thereafter, to discuss the space needs of the parties for the next 6 months with respect to the space described in Exhibit A.

Section 2.04       SOPs.  The Licensee hereby agrees to make commercially reasonable efforts to comply with, the SOPs as from time to time in effect with respect to the Premises, including the SOPs for cleaning procedures for the Clean Rooms. The initial SOPs are listed on Exhibit B and copies thereof have been made available to Licensee or will be provided to Licensee during orientation. The Standard Operating Procedures for the Premises applicable to Licensee, as revised and amended from time to time by Licensor, in Licensor’s sole discretion, are referred to herein as, the “SOPs”. No revision or amendment to the initial SOPs by Licensor that would have an adverse impact on Licensee’s use of the Licensed Space shall be made by Licensor, except and only to the extent any such revision or amendment is required by applicable laws, regulations or ordinances or the permits, orders or requirements of any government authorities in connection with the use of the Licensed Space, performance of the Support Services or Processing of the Product.

Article III. USE OF LICENSED SPACE

Section 3.01       Use of Space.  Licensee shall use the Licensed Space for the purpose of conducting tissue processing (“Processing”) of Licensee’s Avance® Nerve Graft and such other human tissue products as Licensee may have in the future (“Product”), other laboratory related activities, business activity related thereto, storage, shipping and receiving of products and materials and related activities.  The parties agree to discuss in good faith potential collaborations between the parties, including Licensor Processing the Product on behalf of Licensee two (2) years after the Effective Date.

Section 3.02       Access. Except in the case of emergencies, Licensee and its employees shall have access to the Dedicated Space and to Common Space twenty-four (24) hours per day and seven (7) days per week.  Licensee’s agents, invitees or guests may enter the Licensed Space in accordance with access and security procedures as set forth in applicable SOPs provided in writing to Licensee by Licensor.

Section 3.03       Equipment.  Licensee may install in the Dedicated Space at Licensee’s own cost and expense equipment necessary for the Processing, including cold storage freezers and refrigerators (“Equipment”).  All such Equipment shall be the sole property of Licensee, and Licensee shall be responsible for the calibration and preventive maintenance of such Equipment.  Upon Licensee’s reasonable request, Licensor shall assist Licensee in (a) making any UCC or other filings necessary to secure and evidence Licensee’s ownership in such Equipment, and (b) delivery or removal of such Equipment from the Premises.

Article IV.SUPPORT SERVICES

Section 4.01       Support Services.  Licensor shall provide the following support services (“Support Services”) to Licensee during the Term:  (a) routine sterilization of daily supplies (by validated sterilization process set forth in SOPs) and disposable supplies, including, but not limited to, sterile gowns, sleeves, gloves, table covers and required cleaning supplies to meet Licensee’s Processing schedule provided in writing by Licensee to Licensor, (b) dry ice in amounts sufficient for Licensee to ship Product (which cost of such dry ice shall be reimbursable by Licensee pursuant to Section 7.03), (c) microbial services, consisting of culture plates, lab testing, monitoring and reporting in agreed upon formats and frequency by the parties, (d) access to a shared business capable copier and scanner; (e) internet access via a public wireless network (provided that Licensee shall be responsible for data security and IT support in connection with such wireless network for Licensee’s employees) and (f) those Standard License Services as provided in Schedule IV.  The cost of such Support Services is set forth as the Support Services Fee on Schedule II;  provided that such cost was based on Licensee’s current methodologies and Processing of the Avance® Nerve Graft only.     If there are material changes to such methodologies by Licensee or if additional products are processed by Licensee during the Term, the parties will negotiate in good faith an amendment to this Agreement to adjust the pricing appropriately.

Section 4.02       Licensor’s FF&E.  All personal property, including furniture and equipment installed in or located in the Licensed Space prior to Licensee’s use of the Licensed Space is the property of Licensor and is described on Schedule I attached hereto (the “Licensor’s FF&E”).

Section 4.03       Training.  Licensee (and its employees and any of its consultants or contractors needed for any of Licensee’s activities on the Premises) will participate in certain training modules as stated in the SOPs. Such required training modules may include (i) training before occupying and using Licensed Space; (ii) updated training as applicable; and (iii) training as procedures change and periodic refresher training including as to life safety matters as Licensor may direct from time to time. Training shall be provided by Licensor at its sole cost and expense.  Licensee employee discipline shall be the responsibility of the Licensee and Licensor shall direct any complaints with respect to a Licensee employee to the attention of Licensee’s Director of Operations.

Section 4.04       Utilities.  Licensor shall provide continuous monitoring of environmental conditions (temperature and pressure as appropriate) for the Licensed Space and Equipment twenty-four hours a day/seven days a week.  Licensor shall provide services to back-up electrical equipment to allow for Processing and storage, at the necessary temperatures, to continue in the event of a power outage, including back-up power for the Equipment and any other ancillary equipment, including but not limited to, incubators, hoods, freezers and Clean Rooms at the Licensed Space.

Section 4.05       Security.  Licensor shall provide security at the Premises and with respect to the Licensed Space.  Licensee shall comply with all security procedures and requirements including all applicable SOPs related to security identified in Exhibit B.

Section 4.06       Parking. Licensee and its employees will park in the areas on the Premises so designated from time to time by Licensor as the parking areas for Licensee. Such parking areas will be non-exclusive. Licensee’s guests and invitees shall park in the parking areas on the Premises so designated from time to time by Licensor as the parking areas for visitors.

Section 4.07       Other Licensee Operations, Activities and Requirements.   Except, and only to the extent of the Support Services expressly provided for in this Agreement, Licensor shall not have any obligations or otherwise be responsible or liable for any other operations, activities or requirements of Licensee or any services in support of the same, whether arising out of the Processing or other activity at the Licensed Space or otherwise, including equipment, supplies, services and facilities.

Article V.RENOVATIONS; REPAIRS AND MAINTENANCE

Section 5.01       Renovations.  Prior to the Occupancy Date, Licensor shall renovate the Licensed Space to the agreed specifications set forth in Schedule III with the renovation of the Clean Rooms to meet at least the requirements set forth by the International Organization for Standardization in ISO 7 in accordance with ISO 14644 standards.  On the Occupancy Date, Licensee shall reimburse Licensor one-third (1/3) of such costs, provided that Licensee’s reimbursement shall not exceed $166,666, for such renovations.    Other than as agreed upon by the parties or as contemplated herein, Licensee shall not make any changes, additions, improvements, alterations or other physical changes to the Licensed Space.

Section 5.02       Routine Repairs and Maintenance.  Licensor, at its cost, shall provide routine maintenance and repairs to the Premises and Dedicated Space.  Licensee shall inform Licensor if Licensor’s FF&E in the Dedicated Space requires maintenance or repair in order to keep the same in good order and repair and Licensor shall maintain and repair Licensor’s FF&E.

Section 5.03       Licensor Access to Licensed Space.  Licensor and its employees, contractors and agents shall have the right, on no less than twenty-four (24) hours’ prior notice to Licensee (except in the case of an emergency in which event Licensor shall have the immediate right without notice), from time to time throughout the Term, to enter any portion of the Dedicated Space during business hours to examine the same, to show the same to prospective purchasers, mortgagees, licensees or tenants and to make such repairs, alterations, improvements or additions to the Dedicated Space or any other portion of the Premises; provided that (except in the event of an emergency) such access shall be subject to reasonable limitations imposed by Licensee related to proprietary and confidential information of the Licensee and any work performed or inspections or installations made by Licensor shall be using reasonable efforts to minimize disruption to the business and operations of Licensee.

Article VI.REGULATORY

Section 6.01       Certification of Clean Rooms.  No later than October 15, 2015, the Licensor shall obtain certification that the Clean Rooms including the hallways of the Cleanroom meet a minimum of ISO 7 standards as certified by an independent third party so as to allow the first pilot processing to be able to proceed.  The date of such validation is referred to herein as the “Occupancy Date”.

Section 6.02       Regulatory Registrations and Approvals.     Licensee shall obtain all Regulatory Approvals necessary for the Processing of the Product.  Licensor shall obtain all Regulatory Approvals necessary for the Licensed Space and Support Services.  “Regulatory Approval” means any and all approvals, licenses, registrations, accreditations or authorizations of the relevant regulatory authority, including all approvals and permits necessary for the Processing, development, manufacture, use, storage, import, or transport of Product.  Regulatory Authorities include international country regulatory agencies, US FDA, US State regulatory agencies and voluntary regulatory agencies such as the American Association of Tissue Banks (AATB) and other similar agencies.

Section 6.03       Inspections and Audits.    Each party shall promptly advise the other party if an authorized agent of a governmental authority or AATB visits the Premises for the purpose of performing an audit or inspection.  Each party shall supply the other with all material information supplied by such Governmental Authority or AATB in connection with such visit.

Section 6.04       Communications with Regulatory Authorities.  Licensor shall be responsible, and act as the sole point of contact, for communications with regulatory authorities in connection with the Licensed Space and Support Services.  Licensee shall be responsible, and act as the sole point of contact, for communications with regulatory authorities in connection with the Processing of Product.  Following the Effective Date, Licensor shall consult with Licensee prior to any meetings or contact with regulatory authorities related to the Licensed Space or Support Services.  To the extent Licensor receives any written or oral communication from any regulatory authority relating to Licensed Space of Support Services, Licensor shall as soon as reasonably practicable (but in any event within twenty-four (24) hours), notify Licensee and provide Licensee with a copy of any written communication received by Licensor or, if applicable, complete accurate minutes of such oral communication.  At the request of a Party, the other Party shall make available to the requesting Party, free of charge, a qualified representative who shall, together with the representatives of requesting Party, participate in and contribute to meetings with the regulatory authorities with respect to regulatory matters relating to the Licensed Space or Support Services.

Section 6.05       Quality Agreement. The parties shall enter into a quality agreement, which shall include the requirements of each party which requirements shall be in compliance to 21 C.F.R. 1271 and American Association of Tissue Bank (AATB) standards.  Such quality agreement shall be executed by the parties prior to the Occupancy Date.    To the extent any provision of the Quality Agreement expressly conflicts with any provision of this Agreement, the provisions of the Quality Agreement shall govern.

Article VII.FEES

Section 7.01       Fees. Licensee shall pay to Licensor a monthly license fee (the “License Fee”) and a monthly support services fee (the “Support Services Fee”)  as such fees are set forth on the fee schedule on Schedule II.    The License Fee and Support Services Fee are collectively referred to herein as, the “Fees”.  Payment of such Fees shall commence on the Occupancy Date and continue during the Term in accordance with Schedule II.  In the event that the Occupancy Date occurs after the first of the month or termination or expiration occur after the first of the month, the License Fee for such month shall be pro-rated based on the number of days in such month and the Occupancy Date or date of termination or expiration, respectively.    The Licensee Fee shall be paid in advance and the Support Services Fee shall be paid in arrears.  On the Occupancy Date, Licensee shall also pay an amount equal to $17,334 to be held by Licensor as security for Licensee’s performance of its obligations under this Agreement (the “Deposit”).  Upon termination of this Agreement for any reason, Licensee shall pay Licensor for all Support Services Fees accruing through the effective date of termination, and Licensor shall return the Deposit less any amounts due to Licensor under this Agreement.

Section 7.02        Payments.  All Fees shall be paid on the first day of each month and paid in lawful money of the United States of America by electronic transfer of funds to the account of Licensor set forth in a written notice from Licensor or by another method approved by Licensor.

Section 7.03       Out-of-Pocket Expenses.  Licensee shall also pay Licensor for any actual out of pocket costs for the amount of dry ice used by Licensee per month.  Licensor shall provide such amount in a monthly invoice to Licensee, and shall be payable by Licensee within thirty (30) days from receipt of such invoice.

Section 7.04       Taxes.    Licensor shall be responsible for the payment of any and all taxes levied on account of Fees paid to Licensor by Licensee under this Agreement.

Article VIII.INTELLECTUAL PROPERTY

Section 8.01       Project Intellectual Property.  Licensor agrees not to claim any rights, title or ownership in the Licensee Confidential Information or any Project Intellectual Property, and that the rights, title and ownership in the Confidential Information and Project Intellectual Property shall, as between the parties, vest in Licensee.  Licensor agrees to promptly disclose to Licensee any Project Intellectual Property. Licensor agrees to assign, and hereby assigns, to Licensee or its Affiliates throughout the world, the sole and exclusive ownership in all Project Intellectual Property, including all right, title and interest thereto and in any copyright in any work product generated in the performance of the Services. Licensor hereby waives the whole of Licensor’s moral rights to any copyrights developed under this Agreement or any Statement of Work.  Licensor further agrees not to use any trademark of Licensee, or any other identifier for any advertising, promotion or any other purpose without the prior written consent of Licensee.  “Project Intellectual Property” means all intellectual property, whether patentable or not, created, conceived or reduced to practice by Licensor, either alone or in combination with others, in carrying out any services hereunder or otherwise in connection with this Agreement, including inventions, discoveries, modifications, and/or improvements, patents, patent applications, trademarks, trade names, service marks, copyrights, creative works, derivative works, moral rights, trade secrets, proprietary information, rights to use, industrial designs, proprietary materials, including chemical and biological materials, compositions, methods of use, methods of administration, or methods of treatment.

Section 8.02       Assistance.  Licensor shall reasonably cooperate in the preparation, filing, prosecution and maintenance of all patent rights of any Project Intellectual Property.  Such cooperation shall include execution of all papers and instruments appropriate so as to enable Licensee to prepare, file, prosecute and maintain such rights in any country.

Section 8.03       Work-for Hire.  The parties further expressly agree that the aforementioned Services will be considered and deemed as work made for hire for the benefit and exclusive ownership of Licensee to the fullest extent permitted by applicable law; provided, however, that if said work shall not be legally qualified as a work made for hire, Licensor agrees to assign, and does hereby so assign to Licensee, all rights, title and interest in and to said work, including the copyright therein.  Licensor agrees to furnish and execute such additional documents as Licensee may require in order to establish Licensee's ownership of the copyright in the work including such assignments of the copyright therein throughout the world as Licensee may deem appropriate.

Article IX.    CONFIDENTIALITY

Section 9.01       Confidential Information.  “Cxgonfidential Information” of a party means information relating to the business, operations or products of a party, including any know-how, that such party discloses to the other party under this Agreement, in any form, or otherwise becomes known to the other party by virtue of this Agreement.

Section 9.02       Confidentiality Obligations.  Each party agrees that, for the Term and for five (5) years thereafter, such party shall, and shall ensure that its representatives hold in confidence all Confidential Information disclosed to it by the other party or learned by such party pursuant to this Agreement, unless such information:

(i)                      is or becomes generally available to the public other than as a result of disclosure by the recipient;

(ii)                     is already known by or in the possession of the recipient at the time of disclosure by the disclosing party;

(iii)                    is independently developed by recipient without use of or reference to the disclosing party’s Confidential Information; or

(iv)                    is obtained by recipient from a third party that has not breached any obligations of confidentiality.

The recipient shall not disclose any of the Confidential Information, except to representatives of the recipient who need to know the Confidential Information for the purpose of performing the recipient’s obligations, or exercising its rights, under this Agreement and who are bound by obligations of non-use and non-disclosure substantially similar to those set forth herein.  The recipient shall be responsible for any disclosure or use of the Confidential Information by such representatives.  The recipient shall protect Confidential Information using not less than the same care with which it treats its own confidential information, but at all times shall use at least reasonable care.  Each party shall: (a) implement and maintain appropriate security measures to prevent unauthorized access to, or disclosure of, the other party’s Confidential Information; (b) promptly notify the other party of any unauthorized access or disclosure of such other party’s Confidential Information; and (c) cooperate with such other party in the investigation and remediation of any such unauthorized access or disclosure.

Section 9.03       Use.  Notwithstanding Section 9.02, a party may use the Confidential Information of the other party solely for the purpose of performing its obligations under this Agreement.

Section 9.04       Required Disclosure.  The recipient may disclose the Confidential Information to the extent required by law or court order; provided, however, that the recipient promptly provides to the disclosing party prior written notice of such disclosure and provides reasonable assistance in obtaining an order or other remedy protecting the Confidential Information from public disclosure.

Article X.    REPRESENTATIONS AND WARRANTIES

Section 10.01    Representations and Warranties by each Party.  Each party represents, warrants and covenants that:

(a)                         Organization and Good Standing.  Such party is and will remain a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization;

(b)                         Authorization.  The execution and delivery of this Agreement has been authorized by all requisite corporate action.  This Agreement is and will remain a valid and binding obligation of such party, enforceable in accordance with its terms, subject to any applicable laws with respect  to bankruptcy, insolvency and the relief of debtors;

(c)                         No Broker. Neither party has dealt with a broker, agent or finder in connection with this Agreement;

(d)                         No Conflict.  Such party is authorized to enter into this Agreement and that the respective signatories hereto have been authorized to sign this Agreement, and such party does not require consent from and is not violating any contractual obligation with any other party by entering into this Agreement; and

(e)                         Compliance with Laws.  Such party shall comply with all applicable laws, regulations and ordinances and the permits, orders and requirements of all government authorities in connection with its grant of and use of the Licensed Space, Support Services and Processing of the Product.   Without limiting the preceding sentence, Licensee acknowledges that its obligations will include maintaining appropriate material safety data sheets and other records and provide the same to Licensor to enable Licensor to comply with its obligations.

Section 10.02    Restrictions on Licensor and Licensee Activities.  Licensor and Licensee acknowledge that each of them and their officers, employees and agents will during the Term gain substantial knowledge of the business of the other party.  Accordingly, Licensor and Licensee each on behalf of itself, its officers and employees hereby covenants that, during the Term and for a period of two (2) years after the expiration or termination of this Agreement, it will not, without the prior written consent of the other party hire, employ, solicit or attempt to solicit or induce any person employed by the other party to leave such employment or to break his or her non-competition agreement, non-disclosure agreement or any other agreement with the other party (the Parties acknowledge that general advertisements and job postings shall not be violations of this Section 10.02).

Section 10.03

Licensor’s Officers, Employees and Agents.  Licensor shall bind and engage all of its officers, employees and agents who will or might reasonably be expected to perform or assist to perform Support Services under this Agreement to an agreement having terms the same as or equivalent to the terms of Article  9.

Section 10.04    Permits.  Each party represents, warrants and covenants that it shall apply for, obtain and maintain, at its expense, any additional permits or approvals required for such party to obtain in accordance with Schedule IV.

Section 10.05    Hazardous Materials.  Each party represents, warrants and covenants that it, its employees, and agents shall not generate, store, install, dispose of or otherwise handle in the Common Space any hazardous material. Without limiting the effect of the preceding sentence, Licensee shall be responsible for proper labeling and storage of all hazardous materials generated, stored, installed, disposed of or otherwise handled in the Licensed Space by Licensee and its employees, or in or around the Premises, by Licensee.

Article XI.    INSURANCE, INDEMNIFICATION & LIMITATION OF LIABILITY

Section 11.01    Insurance. Each party shall obtain and maintain throughout the Term, at its sole cost and expense, commercially reasonable insurance coverage under an insurance policy/ies, in an amount and with an insurance carrier that is reasonably satisfactory to the other party.   Each party shall provide the other party with a certificate of insurance suitable to the other party evidencing such insurance policy/ies and stating that such policy/ies are in full force and effect and shall remain in effect throughout the Term, unless the insurance carrier provides not less than sixty (60) days prior written notice of expiration or cancellation.  Upon receipt of any such notice from an insurance carrier, such party shall promptly provide such notice to the other party. Licensor and Licensee agree to have their respective insurance companies issuing property damage insurance waive any rights of subrogation that such companies may have against Licensor or Licensee, as the case may be, so long as the insurance carried by Licensor and Licensee, respectively, is not invalidated thereby, and except with respect to loss or damage caused by the gross negligence or willful misconduct of the other party, its employees or agents.  As long as such waivers of subrogation are contained in their respective insurance policies, Licensor and Licensee hereby waive any right that either may have against the other on account of any loss or damage to their respective property to the extent such loss or damage is insurable under property damage insurance, and except with respect to loss or damage caused by the gross negligence or willful misconduct of the other party, its employees or agents.

Section 11.02    Indemnification by Licensor.  Licensor shall save, defend, indemnify and hold Licensee, its affiliates and their respective officers, directors, employees and agents harmless from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) to the extent arising in connection with any and all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations or injunctions by a third party (each a “Third Party Claim”) resulting or otherwise arising from or in connection with (a) Licensor’s breach of its obligations, covenants, representations or warranties contained in this Agreement, (b) any negligent act or omission or willful misconduct of Licensor, its employees or any individuals involved in the fulfillment of Licensor’s obligations under this Agreement, or (c) resulting from Licensor’s or its other licensees, tenants or subtenants other than Licensee use of the Licensed Space, except to the extent any of the foregoing results from the negligence or willful misconduct of Licensee,  its agents, employees, invitees or guests or any failure by Licensee to observe or perform any of the terms, covenants or conditions of this Agreement required to be observed or performed by Licensee.

Section 11.03    Indemnification by Licensee.  Licensee shall save, defend, indemnify and hold Licensor, its affiliates and their respective officers, directors, employees and agents harmless from and against any and all Losses to the extent arising in connection with any and all Third Party Claim resulting or otherwise arising from or in connection with (a) Licensee’s breach of its obligations, covenants, representations or warranties contained in this Agreement, (b) any negligent act or omission or willful misconduct of Licensee, its employees or any individuals involved in the fulfillment of Licensee’s obligations under this Agreement, (c) resulting from Licensee’s use of the Licensed Space, except to the extent any of the foregoing results from the negligence or willful misconduct of Licensor, Licensor’s other licensees, tenants or subtenants other than Licensee, anyone claiming through or under Licensor, or Licensor’s or such other party’s agents, employees, invitees or guests or any failure by Licensor to observe or perform any of the terms, covenants or conditions of this Agreement required to be observed or performed by Licensor.

Section 11.04            LIMITATION OF LIABILITY.    Notwithstanding any provision of this Agreement to the contrary, and except for breaches of Article IX, a Party’s indemnification obligation under SectioNS 11.02 OR 11.03, or damages resulting from A PARTY’s willful misconduct, in no event shall Licensor or Licensee, or any of their respective directors, officers, shareholders, investors, employees, advisers or agents, be responsible under or for breach of any provision of this Agreement for interruption or loss of business (specifically including any interruption resulting from the need to conduct repairs or maintenance on any of the Premises or any of the equipment provided by licensor), income or profits, or any consequential, indirect or special damages.

Section 11.05     DISCLAIMER OF WARRANTIES.  EXCEPT FOR THE EXPRESS WARRANTIES IN SECTION 10.1, THE PARTIES HEREBY EXPRESSLY  DISCLAIM ANY AND ALL OTHER EXPRESS OR IMPLIED WARRANTIES REGARDING THE PREMISES, THE LICENSED SPACE, THE SUPPORT SERVICES AND ANY OTHER MATERIALS OR SUPPLIES PROVIDED UNDER THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  WITHOUT LIMITING THE FOREGOING, LICENSEE ACKNOWLEDGES THAT (a) LICENSOR MAKES NO REPRESENTATIONS ABOUT THE PERFORMANCE OR CONDITION OF THE PREMISES, ANY EQUIPMENT ON THE PREMISES AND ANY BUILDING SYSTEMS SERVING THE PREMISES (INCLUDING HVAC, ELECTRICAL AND PLUMBING), AND (b) LICENSEE HAS BEEN GIVEN FULL OPPORTUNITY TO EVALUATE AND ASSESS THE PREMISES AND ALL SUCH EQUIPMENT AND SYSTEMS AND ASSOCIATED BOOKS AND RECORDS OF LICENSOR.

Article XII.LICENSE TERM & TERMINATION

Section 12.01      Term. Unless otherwise terminated pursuant to the terms of this Agreement, the License granted hereunder shall commence on the Occupancy Date and shall end five (5) years after such date (“Term”).

Section 12.02      Termination.  This Agreement may be terminated as follows:

(a)       If either Licensee or Licensor materially breaches or materially defaults in the performance or observance of any of its respective obligations under this Agreement, and such breach or default is not cured within sixty (60) days (fifteen (15) days in the event of default in the payment of Fees under Article VII) after the giving of written notice by the other party specifying such breach or default, then such other party shall have the right to terminate this Agreement by providing the breaching party written notice within ten (10) days following the expiration of such ninety (90)-day period (such termination to be effective upon receipt of such termination notice).

(b)      If either party is generally unable to meet its debts when due, or makes a general assignment for the benefit of its creditors, or there shall have been appointed a receiver, trustee or other custodian for such party for or a substantial part of its assets, or any case or proceeding shall have been commenced or other action taken by or against such party in bankruptcy or seeking the reorganization, liquidation, dissolution or winding-up of such party or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law, and any such event shall have continued for sixty (60) days undismissed, unstayed, unbonded and undischarged, then the other party may, upon notice to such party, terminate this Agreement, such termination to be effective upon such party’s receipt of such notice.

(c)      If a substantial portion of the Licensed Space is damaged as a result of fire or other casualty or is taken by means of eminent domain, Licensor may terminate this Agreement upon notice to Licensee.

(d)      If either party provides the other eighteen (18) months written notice of termination anytime two (2) years after the Effective Date.

Section 12.03     Effects of Expiration and Termination.

(a)      Upon expiration or termination of this Agreement, all licenses and rights shall terminate;

(b)      Following expiration or termination of this Agreement, (i) each of Licensee and Licensor shall, upon request of the other party, return or destroy all Licensor Confidential Information and Licensee Confidential Information, respectively, disclosed to it pursuant to this Agreement, including all copies and extracts of documents, as promptly as practicable following receipt of such request, except that one (1) copy may be kept for the purpose of complying with continuing obligations under this Agreement; and

(c)      Following expiration or termination of this Agreement, Licensee shall vacate and decommission to commercially reasonable standards the Dedicated Space, leave the Licensed Space broom clean and in the same general order and condition as the Licensed Space on the Occupancy Date, except for reasonable wear and tear, and promptly provide a copy of all decommissioning documentation to Licensor.  Licensee shall after such termination or expiration (1) remove all of Licensee’s personal property and all other property and effects of Licensee and all persons claiming through or under Licensee from the Licensed Space and the Premises, (2) remove all Equipment, and (3) repair all damage to the Licensed Space and the Premises, if any, occasioned by such removal, reasonable wear and tear excepted.  Licensor shall provide Licensee with full access and the right to remove the foregoing property (including Equipment) from the Licensed Space following expiration or termination of this Agreement.

Section 12.04     Survival. The termination or expiration of this Agreement shall not relieve the parties of any obligations accruing prior to such termination, and any such termination shall be without prejudice to the rights of either party against the other.  The provisions of Sections 6.04, 7.01, 7.04 and 12.03 and Articles 8, 9, 10 and 11 shall survive any termination of this Agreement.

Article XIII.MISCELLANEOUS

Section 13.01    Notices.

(a)        Any notice or communications given or required to be given pursuant to this Agreement shall be effective only if rendered or given in writing, sent by (1) registered or certified mail, return receipt requested, (2) a nationally recognized courier service such as Federal Express or UPS, or (3) hand delivery (with a duplicate copy sent via either method described in (1) or (2) immediately above) addressed:

If to Licensee, to:

AxoGen Corporation

13631 Progress Blvd, Suite 400

Alachua, FL 32615

Attn: Karen Zaderej

With a copy to:

DLA Piper LLP

One Liberty Place

1650 Market Street, Suite 4900

Philadelphia, PA 19103

Attn: Fahd M.T. Riaz, Esq.

If to Licensor, to:

Community Tissue Services

349 S. Main Street

Dayton, OH 45402

Attn: Diane Wilson, COO

With a copy to:

Coolidge Wall

600 W. First Street

Dayton, OH 45402

Attn: Sam Warwar, Esq.

(b)        Any such demand, notice, communication or report shall be deemed to have been given pursuant to this Agreement upon delivery or refusal of delivery. Either party may at any time change its address for notification purposes by providing written notice stating the change and setting forth the new address.

Section 13.02    Entire Agreement.  Except as expressly otherwise provided herein, this Agreement together with the exhibits and schedules attached hereto, which are incorporated herein by this reference, embodies and constitutes the entire understanding between the parties with respect to the licensing transaction contemplated herein. This Agreement may not be modified, amended or terminated, and Licensee’s obligations hereunder shall in no way be discharged, except as expressly provided in this Agreement or by written instrument executed by the parties hereto. This Agreement shall not be construed in any way to grant Licensee any leasehold or other real property interest in the Licensed Space. This Agreement merely grants Licensee this License to enter upon, occupy and use the Licensed Space during the Term in accordance with the terms and conditions hereof.

Section 13.03    Assignment.  Neither party may assign its rights or delegate its duties under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

Section 13.04    Recording.  Neither Licensor nor Licensee shall have the right to record this Agreement or any memorandum thereof.

Section 13.05    Dispute Resolution.  Either party may, by written notice to the other party, request that a dispute be resolved by the Chief Executive Officer or General Counsel of Licensee and Chief Operating Officer of Licensor (collectively referred to herein as the “Executive Officers”), within fifteen (15) days after referral of such dispute to them.  If the Executive Officers cannot resolve such dispute within fifteen (15) days after referral of such dispute to them, then, at any time after such fifteen (15) day period, either party may proceed to enforce any and all of its rights with respect to such dispute.

Section 13.06    Injunctive Relief.  No provision herein shall be construed as precluding a party from bringing an action for injunctive relief or other equitable relief prior to the initiation or completion of the procedure set forth in Section 13.05.

Section 13.07    Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware,  without regard to its conflict of law provisions.

Section 13.08    Severability.  If and solely to the extent that any provision of this Agreement shall be invalid or unenforceable, or shall render this entire Agreement to be unenforceable or invalid, such offending provision shall be of no effect and shall not affect the validity of the remainder of this Agreement or any of its provisions; provided,  however, the parties shall use their respective reasonable efforts to replace the invalid provisions in a manner that best accomplishes the original intentions of the parties.

Section 13.09    Waivers.  Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party or parties waiving such term or condition.  Neither the waiver by any party of any term or condition of this Agreement nor the failure on the part of any party, in one or more instances, to enforce any of the provisions of this Agreement or to exercise any right or privilege, shall be deemed or construed to be a waiver of such term or condition for any similar instance in the future or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement.

Section 13.10    Interpretation.  The term “business days” as used in this Agreement shall exclude Saturdays, Sundays and holidays, the term “Saturdays” as used in this Agreement shall exclude holidays and the term “holidays” as used in this Agreement shall mean all days observed as legal holidays by either the State of Ohio or the United States of America.    The terms “Person” and “persons” as used in this Agreement shall be deemed to include natural persons, firms, corporations, associations and any other private or public entities, whether any of the foregoing are acting on their own behalf or in a representative capacity. Whenever the words “including”, “include” or “includes” are used in this Agreement, they shall be interpreted in a nonexclusive manner.

Section 13.11    Execution and Counterparts.  This Agreement shall not be binding or effective until this Agreement is executed and delivered by Licensor and Licensee. This Agreement may be executed in several counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument. The execution of this Agreement may be effected by electronically transmitted (email) or facsimile signatures, all of which shall be treated as originals.

[signatures on next page]

IN WITNESS  WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

LICENSOR:

COMMUNITY BLOOD CENTER (D/B/A COMMUNITY TISSUE SERVICES)

By:	/s/ Diane Wilson
Name: Diane Wilson
Title: COO

LICENSEE:

AXOGEN CORPORATION
By: /s/ Karen Zaderej
Name: Karen Zaderej
Title: CEO

EXHIBIT A

Premises

See attached

EXHIBIT B

List of Initial Standard Operating Procedures

Document #	Document Name
Article XIV.HUMAN RESOURCES
HRTECH-001-POL	Unauthorized Computer Software Usage
HRTECH-002-POL	Telephones & Cellular Phones
HRTECH-003-POL	Electronic Mail Usage
HRTECH-004-POL	Social Media
HRTECH-005-POL	Internet Usage
HRTECH-006-POL	Using Mobile Devices

HREMP-002-POL	Harassment Policy
HREMP-003-POL	Customer Service Policy
HREMP-009-POL	Code of Ethics
HREMP-010-POL	Temporary Contract Workers
HREMP-011-POL	Drug Free Workplace

HRPERS-015-POL	Dress Code
HRPERS-016-POL	Parking Lot Policy
HR-004-F	Parking Agreement

HRBEN-012-POL	Holidays

HRHSAF-001-POL	Safety/Security
HRHSAF-002-POL	Identification Badges
HRHSAF-003-POL	Workplace Violence
HRHSAF-004-POL	Weapons-Workplace
HRHSAF-006-POL	Drug & Alcohol Testing
HRHSAF-012-POL	Smoking in the Workplace
Article XV. SAFETY
SAF-100	Accident/Illness Process
SAF-102	Exposure Control
SAF-200	Portable Fire Extinguishers
SAF-201	Fire Drills
SAF-401	Biological Spills
SAF-409	Prevention of Chemical Injuries
SAF-411	Prevention of Biological Hazards
SAF-505	CBC/CTS Dayton Intruder Plan
SAF-510	Incident Reports

SAF-Form 368	Fire Alarm Activation Work Aid
Article XVI.FACILITIES
FAC-200	Performing Preventive Maintenance
FAC-500-POL	Visitors & Guests
Article XVII.INFORMATION TECHNOLOGY
IT-202	Requesting IT Support
Article XVIII.GENERAL
CTS-300-F-02	Incineration Record
CTS-300-WI-03	Physical Discard of Tissue/Regulated Waste
300-WI-04	Maintaining Biohazard Documentation
CTS-300-JA-04	Maintaining Biohazard Documentation
CTS-300-JA-05	Maintaining Biohazard Documentation
CTS-300-JA-06	Monthly Invoice-Certificate of Treatment
CTS-300-JA-07	Maintaining Biohazard Documentation
CTS-500 series	Storage of Human Tissue
Article XIX.QUALITY ASSURANCE
JCI-010 series	Probe Calibration
JCI-011 series	Event Report Review
JCI-100 series	Overview of JCI monitoring system
JCI-101 series	Alarm Trouble Shooting
DRC-410 Series	JCI Event Notification

SCHEDULE I

Licensor’s FF&E

•Room M-432 (AxoGen office) - 1 desk, 1 table, 4 chairs & 1 credenza.

•Room M-430 (AxoGen office) - 1 desk and 1 chair.

•Room M-431 (common area) - 2 desks,  10 Chairs, 1 love seat, 1 end table, 1 conference table & a copy/scanner.

•Room M-405 (AxoGen conference)  -  1 Conference table, 6 chairs & TV cabinet.

•Room M-404 (AxoGen office) - 4 drawer file, desk chair & 2-3 drawer files.

•Room M-403 (AxoGen office) -  1 desk chair, 1-4 drawer file, 1-2 drawer file & 1-3 drawer file.

SCHEDULE II

Fees

1.License Fees:

a.Licensee shall pay the following License Fee for the Licensed Space:

i.  During the period after the Occupancy Date and before the earlier of: (a) February 1, 2016 or (b) the date Licensee commences Processing of tissue prior to the commercial sales of the Product at the Licensed Space, Licensee shall pay to Licensor a monthly License Fee of $17,334/month; and

ii. After the earlier of: (a) the date Licensee commences Processing of tissue prior to the commercial sales of the Product; or (b) February 1, 2016, and for the remainder of the Term, Licensee shall pay to Licensor a monthly License Fee of $34,667/month.

b.In the event that Licensee obtains clean rooms during the Term in addition to those set forth in Section 2.01, then Licensee shall pay to Licensor the amount of: $4,000/week for space that is greater than 185 sq ft and configured to allow for two (2) or more hoods for Processing, or $2,400/week for space that is equal to or less than 185 sq ft and configured to allow for one (1) hood for Processing.  The foregoing additional costs shall include the necessary additional Office Space and Warehouse Space related to such additional clean rooms.

2.Support Services Fees: Licensee shall pay the rate of (a) [***]; and (b) [***].    Licensee will provide Licensor a monthly report of [***] no later than fifteen (15) days following the end of each calendar moth during the Term.  Licensee will cooperate with Licensor in the periodic auditing of the Support Services Fees by providing Licensor access to such books and records of Licensee as needed to validate Licensee’s compliance with this Agreement; provided that Licensor shall not request such access more often than once per calendar year during the Term.

3.Fee Adjustment:  In addition to adjustments under the circumstances described in Section 4.01, The License Fee and the Support Services Fees shall increase by the lesser of: (1) the increase in the particular year of the Producer Price Index; or (2) three percent (3%), effective January 1, 2016 and on each January 1 thereafter during the Term.

SCHEDULE III

Improvement Specifications

CTS shall provide:

•	2 clean rooms and clean corridor area meeting ISO 7 or better in accordance with ISO 14644 standards.
•

Adequate electrical service for current and future expansion in accordance with National Electrical Code (NEC).  Emergency electrical generator service shall be provided to the hoods, incubators, sealers, burst test, freezers and other ancillary equipment.

•	A modified water plumbing system to provide decontamination floor sink and spray faucet, double sink and spray faucet along with eye wash and safety shower.
•	Compressed air and outlets to sealers and test devices.
•	24/7 clean room temperature, humidity and pressure via the building automation system (BAS).
•	Incubator, refrigerator and freezer 24/7 monitoring via Johnson Control system.
•	Conditioned space for refrigerators and freezers with dedicated 20 A circuits on emergency electrical generator.

Construction shall be permitted in accordance with the City of Dayton, Ohio requirements.

Clean space shall have fiberglass reinforced plastic (FRP) walls.

Lighting shall be upgraded to accommodate the hoods being located inside the clean rooms.

Renovated space shall have Mannington Biospec welded seam vinyl flooring.

All spaces in the clean core area shall be air balanced for proper air pressure control.

Agape Instrument Service shall test and certify the spaces in accordance to ISO 14644.

SCHEDULE IV

Standard License Services

1	Receptionist
	1.1	Generally	A receptionist will attend the main lobby during business hours (business hours stated in the SOPs) to greet Licensee’s guests.
2	Waste
	2.1	Removal	Remove office and non-office waste. Waste to be handled by Licensee pursuant to the SOPs.
3	Courier & Post
	3.1	Mail	Licensee will have a separate mailbox. Delivery to the mailbox will be pursuant to the SOPS and consistent with deliveries to Licensor internal users.
	3.2	Shipping & Receiving

Materials for shipping will be shipped consistent with the SOPs when delivered to the designated collection point. Materials received for Licensee will be delivered to the designated location on the 4th floor according to the SOPs.

4	Utilities
	4.1	Non-telecommunications

Licensor will pay for reasonable usage of heating, cooling, electricity and water pursuant to the Agreement.  Licensor will provide temperature monitoring systems twenty-four hours a day/seven days a week for the Equipment and Clean Rooms.  Licensor will provide back-up electrical equipment to allow Processing and storage to continue in the event of a power outage, including backup power for all Equipment, incubators, hoods, freezers, Clean Rooms, and other ancillary equipment used by Licensee.

	4.2	Telecommunications

Licensor will arrange for the local provider (currently Verizon) to provide phone and internet services to Licensee in the Dedicated Space. Expenses associated with set-up, usage and other costs and fees related to telecommunications services are the responsibility of Licensee.

5	Access

	5.1	Badges	Licensor will provide security badges to Licensee for use by Licensee’s employees.
6	Parking
	6.1	Generally	Licensor will provide a reasonable number of parking spaces for use by Licensee.
	6.2	Location	Location of parking spaces for use by Licensee will be determined by Licensor from time to time.
7	Signage
	7.1	Generally	Licensor will provide one sign in the immediate area of the Dedicated Space.
8	Permits
	8.1	Generally

Licensor will hold the following permits relevant to the Licensed Space and Support Services:

(a)        FDA HCT/P Establishment Registration listing Nerve Tissue

(b)        AATB Accreditation

Licensee will hold the following permits relevant to the Licensed Space:

(a)        FDA HCT/P Establishment Registration listing Nerve Tissue

(b)        AATB Accreditation

(c)        State of California License

(d)        State of Florida License

(e)        State of New York License

(f)        State of Maryland License

(g)       State of Delaware Registration

(h)       State of Illinois Registration

(i)        State of Oregon Registration

(j)        Canada CTO Registration